UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2017

Atossa Genetics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35610	26-4753208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 Spring Street Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 325-6086

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 3, 2017, Atossa Genetics Inc. (“Atossa” or the “Company”) completed a public offering with gross proceeds to the Company of approximately $4.4 million (the “Offering”). As a result of the Offering, Atossa believes that as of the date of this report it is in compliance with Nasdaq Rule 5550(b)(1) which requires minimum stockholders equity of $2.5 million (the “Nasdaq Equity Requirement”).

 The foregoing is based in part on an internal valuation (the “Internal Valuation”) of the warrants issued in the Offering (the “Warrants”) which Atossa believes will be accounted for as a liability under U.S. Generally Accepted Accounting Principles (“GAAP”). The Internal Valuation is based on the Black-Scholes valuation model using assumptions that management of Atossa deems reasonable under the circumstances. The Internal Valuation has not been reviewed by Atossa’s independent public accounting firm or a third-party valuation expert and it may not be consistent with GAAP and SEC reporting requirements. The estimated value of the Warrants and the associated liability as of the issuance date and any subsequent reporting date will reduce Atossa’s stockholders equity and may cause Atossa not to satisfy the Nasdaq Equity Requirement for any number of reasons, including for example:

•	Atossa is in the process of retaining a third party expert to value the Warrants as of the issuance date and for subsequent periods and that third party valuation will be used to estimate and recognize the liability associated with the Warrants for GAAP and SEC reporting purposes. That expert will use different methods (including, for example, a valuation method other than Black-Scholes), techniques and assumptions and may therefore derive a value for the Warrants that is materially different than the Internal Valuation. As a result, the liability associated with the Warrants that is recognized for GAAP and SEC reporting purposes may be materially greater than the Internal Valuation and Atossa’s stockholders equity may not therefore satisfy the Nasdaq Equity Requirement as of any particular date.
•	The value of the Warrants and the associated liability will increase if and when the market price of Atossa’s common stock increases, which will also cause a reduction in Atossa’s stockholders equity, potentially below the Nasdaq Equity Requirement.
•	Atossa may in the future issue additional securities, such as preferred stock and/or warrants, that will be accounted for as liabilities, the estimated value of which would cause a reduction in stockholders equity.

No assurance can be given that Atossa will continue to satisfy the Nasdaq Equity Requirement or any other Nasdaq rule. For example, the Company has been notified by Nasdaq that it is not in compliance with Nasdaq Listing Rule 5550(a)(2) – bid price, because the Company's common stock failed to maintain a minimum closing bid price of $1.00 per share for 30 consecutive business days. The Company has until November 7, 2017 to regain compliance with this requirement. Failure to maintain compliance with the Nasdaq continued listing requirements could lead to our common stock being delisted from the Nasdaq Capital Market. Such a delisting could have a material adverse affect on our stock price, trading volume and access to capital and could materially harm our business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2017	Atossa Genetics Inc.

	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary